Exhibit 21.1

STREAMLINE HEALTH SOLUTIONS, INC.

SUBSIDIARIES OF STREAMLINE HEALTH SOLUTIONS, INC.

Name	Jurisdiction of Incorporation	% Owned
Streamline Health, Inc.	Ohio	100%
IPP Acquisition, LLC	Georgia	100%